Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

FIRST NORTHWEST BANCORP
REPORTS RESULTS OF OPERATIONS FOR THE THIRD FISCAL QUARTER OF 2017

PORT ANGELES, WA (April 26, 2017) - First Northwest Bancorp (NASDAQ - FNWB) ("Company"), the holding company for First Federal Savings and Loan Association of Port Angeles ("Bank"), announced its operating results for the third fiscal quarter ended March 31, 2017. The Company reported net income of $2.2 million, or $0.20 earnings per basic and diluted share, for the quarter ended March 31, 2017, an increase of $976,000, or 82.2%, compared to net income of $1.2 million, or $0.11 earnings per basic and diluted share, for the prior quarter ended December 31, 2016. Current quarter net income increased $1.3 million, or 141.2%, compared to net income of $897,000 for the same quarter in 2016. The increase in net income compared to the previous quarter and the same quarter one year prior was mainly due to an increase in noninterest income and net interest income, partially offset by an increase in noninterest expense.

"We are pleased with the significant improvement in performance over the past three quarters. Earnings for the quarter ended March 31, 2017, excluding the income received from a death benefit on bank-owned life insurance, were the highest the Company has recorded," stated Larry Hueth, President and CEO. "Net interest income of $8.1 million for the quarter ended March 31, 2017, increased 5.7% from the prior quarter and 15.7% over the same quarter for the prior year. Asset quality remains strong with the percentage of non-performing loans to total loans at 0.3%. We continue to reserve for loan losses to cover loan growth and anticipate continuing to reserve at a level commensurate with future loan growth. Consumer and business loans and deposit growth in our historic market area and the expansion into new markets in Whatcom and Kitsap counties continue to exceed our expectations," continued Hueth.

"We anticipate continued execution of our plan to realign the mix of interest-earning assets into higher yielding loans in a prudent manner. We are also pleased with the results of our stock repurchase plan as a capital management tool. Through March 31, 2017, we have repurchased 889,500 shares, or 68.4%, of the 1,300,756 shares authorized by the Board of Directors in the plan announced on September 27, 2016. We will continue to monitor our share price in determining the best opportunities to purchase the remaining shares under the repurchase plan. Our Board and management team remain committed to returning capital to shareholders while supporting the growth of our business in order to create shareholder value," concluded Hueth.

Third Quarter highlights (at or for the quarter ended March 31, 2017)
•
Net income increased $976,000, or 82.2%, compared to the quarter ended December 31, 2016, primarily due to an increase in noninterest income and net interest income, partially offset by an increase in noninterest expense;

•	We received income from a death benefit on bank-owned life insurance ("BOLI") of $768,000 related to the death benefit of a former Bank executive;
•	Basic and diluted earnings per share increased to $0.20 compared to $0.11 for the quarter ended December 31, 2016;

•
Net loans, excluding loans held for sale, increased $15.8 million, or 2.3%, during the quarter, primarily due to increases in all loan categories other than one- to four-family residential loans, which declined $5.3 million during the quarter;

•	Deposits increased $13.6 million, or 1.7%, during the quarter due to promotional and ongoing business development activities in new and existing markets; and
•	We repurchased 76,100 shares of common stock at an average price of $15.69 per share during the quarter.

Balance Sheet Review
During the quarter ended March 31, 2017, total assets increased $37.5 million, or 3.6%, to $1.1 billion. Year over year, total assets increased $85.9 million, or 8.6%, from $995.4 million at March 31, 2016. Net loans, excluding loans held for sale, increased $15.8 million, or 2.3%, during the quarter to $706.2 million at March 31, 2017, primarily due to increases in commercial and multifamily real estate loans and other consumer loans. Net loans, excluding loans held for sale, increased $131.9 million, or 23.0%, as compared to March 31, 2016, primarily due to originations of commercial real estate and construction and land loans coupled with purchases of one- to four-family residential loans. Investment securities increased $19.5 million, or 7.1%, during the quarter to $295.5 million at March 31, 2017, due to the purchase of additional securities. Investment securities decreased $61.9 million, or 17.3%, as compared to $357.4 million at March 31, 2016, primarily as a result of sales, prepayment activity and normal amortization. Bank-owned life insurance increased $10.0 million to $28.3 million at March 31, 2017 from $18.2 million at March 31, 2016, primarily the result of the purchase of an additional $10.0 million of bank-owned life insurance.

The increase of $15.8 million in net loans, excluding loans held for sale, during the three months ended March 31, 2017, was primarily attributable to an increase in commercial real estate loans of $8.0 million, multi-family loans of $6.0 million, other consumer loans of $4.2 million, and construction and land loans of $2.5 million. Other consumer loans increased primarily as a result of auto loans originated as part of our indirect lending program. These increases were partially offset by a decrease in the balance of one- to four-family residential loans of $5.3 million. There were $40.4 million in undisbursed construction loan commitments at March 31, 2017, of which $13.4 million was committed to one- to four-family residential construction; $12.9 million was committed to multi-family construction; $8.7 million was committed to commercial hospitality construction; $4.6 million was committed to commercial speculative construction; and $772,000 was committed to commercial real estate construction. Compared to March 31, 2016, total loans, excluding loans held for sale, increased $133.2 million, or 22.9%, mainly attributable to an increase in commercial real estate loans of $57.1 million, construction and land loans of $31.8 million, one- to four family residential loans of $24.3 million, multi-family loans of $9.4 million, other consumer loans of $9.3 million, and commercial business loans of $1.2 million.

Loans receivable consisted of the following at the dates indicated:

	March 31, 2017	December 31, 2016	March 31, 2016
	(In thousands)
Real Estate:
One to four family	$323,166	$328,456	$298,830
Multi-family	56,932	50,977	47,562
Commercial real estate	198,262	190,291	141,116
Construction and land	66,448	63,902	34,633
Total real estate loans	644,808	633,626	522,141

Consumer:
Home equity	34,193	33,902	34,201
Other consumer	17,603	13,410	8,309
Total consumer loans	51,796	47,312	42,510

Commercial business	16,851	16,367	15,638

Total loans	713,455	697,305	580,289
Less:
Net deferred loan fees	1,114	1,190	1,173
Premium on purchased loans, net	(2,218)	(2,366)	(2,253)
Allowance for loan losses	8,328	8,060	6,988
Total loans receivable, net	$706,231	$690,421	$574,381

During the quarter ended March 31, 2017, the total investment securities portfolio increased $19.5 million to $295.5 million, as a result of purchases during the quarter partially offset by prepayment activity and normal amortization. Mortgage-backed securities represented the largest portion of the investment securities portfolio and totaled $214.9 million at March 31, 2017, an increase during the quarter of $26.7 million, or 14.2%, from $188.2 million at December 31, 2016. Other investment securities, including mostly municipal bonds and other asset-backed securities, were $80.6 million at March 31, 2017, a decrease of $7.2 million, or 8.2%, from $87.8 million at December 31, 2016, primarily the result of prepayment and amortization activity. Total investment securities decreased $61.9 million, or 17.3%, at March 31, 2017 compared to $357.4 million at March 31, 2016, which included a $30.6 million decrease in mortgage-backed securities and a $31.3 million decrease in other investment securities. We continue to manage the investment portfolio as a source of liquidity to fund our growth and supplement interest income.

 During the quarter ended March 31, 2017, total liabilities increased $35.8 million, or 4.1%, to $902.8 million at March 31, 2017 from $866.9 million at December 31, 2016. The increase was primarily the result of an increase in borrowings of $20.7 million, or 31.4%, to $86.6 million at March 31, 2017, from $65.9 million at December 31, 2016, as we utilized short-term FHLB advances. Also, deposit account balances increased $13.6 million, or 1.7%, to $807.7 million at March 31, 2017, from $794.1 million at December 31, 2016, as we continue to grow our deposit customer base in new and historic markets. The increase in deposits was the result of an increase of $7.2 million, or 3.0%, in transaction accounts, $5.3 million, or 3.0%, in certificates of deposit, and $2.7 million, or 2.8%, in savings accounts, partially offset by a decrease of $1.5 million, or 0.5%, in money market accounts.

Total liabilities increased $98.7 million, or 12.3%, over the last year, which was mainly attributable to an increase in deposits of $98.0 million, or 13.8%, compared to $709.7 million at March 31, 2016. Deposit account increases were primarily the result of our continuing efforts to expand commercial and consumer deposit relationships in our new Kitsap and Whatcom County, Washington locations, as well as within our historic Clallam and Jefferson County, Washington locations.
Total shareholders' equity increased $1.6 million, or 0.9%, to $178.5 million at March 31, 2017, from $176.9 million at December 31, 2016, primarily due to net income of $2.2 million.

Operating Results

Net interest income after provision for loan losses increased $632,000, or 8.7%, to $7.9 million for the quarter ended March 31, 2017, from $7.3 million for the prior quarter ended December 31, 2016, due to an increase in net interest income of $437,000 and a decrease in the provision for loan losses of $195,000. Net interest income after the provision for loan losses increased $884,000, or 12.6%, compared to $7.0 million for the quarter ended March 31, 2016, due to an increase in net interest income of $1.1 million, partially offset by an increase in the provision for loan losses of $215,000. The decline in the provision for loan losses during the quarter as compared to the prior quarter ended December 31, 2016, was primarily due to the provision required for the growth of loans receivable being partially offset by a decline in nonperforming loans coupled with a net recovery of $53,000 on previously charged-off loans during the period. The increase in the provision for loan losses for the quarter ended March 31, 2017, compared to the same quarter the prior year, was primarily due to the growth of loans receivable. Total interest income increased $488,000, or 5.5%, during the quarter to $9.4 million for the three months ended March 31, 2017 and increased $1.2 million, or 15.3%, as compared to $8.2 million for the three months ended March 31, 2016, primarily due to increases in the average balance of, and interest earned on, loans receivable.

Total interest expense increased $51,000, or 4.1%, to $1.3 million for the quarter ended March 31, 2017, due to our increased utilization of short-term FHLB advances and, to a slightly lesser extent, the increase in the average balances, and interest paid on, customer deposits. Total interest expense increased $148,000, or 12.8%, as compared to the quarter ended March 31, 2016, mainly due to an increase in the average balances of, and interest paid on, customer deposits.

The net interest margin increased six basis points to 3.18% for the quarter ended March 31, 2017 compared to 3.12% for the prior quarter ended December 31, 2016, and increased 12 basis points from 3.06% for the same period in 2016. Net interest margin increased for the quarter ended March 31, 2017 compared to the prior quarter and the same period in 2016, primarily due to an increase in the average balance of total loans receivable earning higher yields compared to cash and investment alternatives.

Noninterest income increased $872,000, or 65.6%, to $2.2 million during the quarter ended March 31, 2017, compared to the prior quarter ended December 31, 2016, primarily due to income from a death benefit received from BOLI of $768,000 related to the death benefit of a former Bank executive. Noninterest income increased $1.2 million, or 109.4%, during the quarter ended March 31, 2017, compared to $1.1 million for the same quarter in 2016, as a result of the income received from the BOLI death benefit coupled with an increase in the cash surrender value of BOLI of $141,000, as well as an increase in the net gain on sale of loans of $264,000.

Noninterest expense increased $618,000, or 9.0%, to $7.5 million for the quarter ended March 31, 2017, compared to $6.9 million for the quarter ended December 31, 2016, primarily due to an increase in compensation and benefits expense of $728,000. Compensation and benefits increased primarily due to incentive payouts and accruals during the quarter, including the re-establishment of accruals related to the executive bonus plan that was reversed during the prior quarter, coupled with annual merit increases. Noninterest expense increased $636,000, or 9.3%, for the quarter ended March 31, 2017, compared to $6.9 million for the same quarter in 2016. This increase was primarily a result of an increase of $885,000 in compensation and benefits as we added staff to manage our operations, provided annual merit increases, and rewarded our staff and management for performance through incentive programs and sales commissions.

Capital Ratios and Credit Quality

The Company and the Bank continue to maintain capital levels significantly in excess of the applicable regulatory requirements and the Bank was categorized as "well-capitalized" at March 31, 2017. As of March 31, 2017, the Company had Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 16.7%, 25.0%, 25.0%, and 26.1%, respectively. The Company's Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios were 16.8%, 25.4%, 25.4%, and 26.6%, respectively, at December 31, 2016.

Credit quality remains strong, with nonperforming loans decreasing $149,000, or 6.0%, during the quarter ended March 31, 2017, to $2.3 million at March 31, 2017 from $2.5 million at December 31, 2016, mainly attributable to a decrease in nonperforming one- to four-family residential loans of $417,000. Improvements in asset quality during the quarter are reflected by a decline in the percentage of nonperforming loans to total loans to 0.3% at March 31, 2017, from 0.4% at December 31, 2016, and an increase in the percentage of the allowance for loan losses to nonperforming loans to 354.5% at March 31, 2017 from 322.7% at December 31, 2016. Classified loans increased $237,000 to $3.7 million; however, we expect fluctuations over time in the balance of classified loans and do not believe this increase is an indication of declining credit quality in our loan portfolio. Our allowance for loan losses as a percentage of total loans was 1.2% at both March 31, 2017 and December 31, 2016.

About the Company

First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles. First Federal is a Washington-chartered, community-based savings bank, primarily serving the North Olympic Peninsula (Clallam and Jefferson counties) region of Washington, with twelve banking locations in Washington State, eight of which are located within Clallam and Jefferson counties, one in Kitsap County, two in Whatcom County, and a home lending center in King County.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company's operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data) (Unaudited)

				Three	One
	March 31,	December 31,	March 31,	Month	Year
Assets	2017	2016	2016	Change	Change

Cash and due from banks	$11,791	$14,433	$10,449	(18.3)%	12.8%
Interest-bearing deposits in banks	11,397	8,216	10,013	38.7	13.8
Investment securities available for sale, at fair value	242,732	222,304	300,254	9.2	(19.2)
Investment securities held to maturity, at amortized cost	52,795	53,755	57,176	(1.8)	(7.7)
Loans held for sale	638	477	—	33.8	100.0
Loans receivable (net of allowance for loan losses of $8,328, $8,060 and $6,988)	706,231	690,421	574,381	2.3	23.0
Federal Home Loan Bank (FHLB) stock, at cost	4,741	3,799	4,571	24.8	3.7
Accrued interest receivable	3,080	3,015	2,858	2.2	7.8
Premises and equipment, net	13,525	13,684	13,645	(1.2)	(0.9)
Mortgage servicing rights, net	1,046	1,036	1,004	1.0	4.2
Bank-owned life insurance, net	28,253	28,645	18,227	(1.4)	55.0
Real estate owned and repossessed assets	6	110	145	(94.5)	(95.9)
Prepaid expenses and other assets	5,067	3,920	2,648	29.3	91.4

Total assets	$1,081,302	$1,043,815	$995,371	3.6%	8.6%

Liabilities and Shareholders' Equity

Deposits	$807,715	$794,072	$709,740	1.7%	13.8%
Borrowings	86,553	65,883	84,760	31.4	2.1
Accrued interest payable	195	204	209	(4.4)	(6.7)
Accrued expenses and other liabilities	6,358	5,557	7,613	14.4	(16.5)
Advances from borrowers for taxes and insurance	1,944	1,207	1,786	61.1	8.8

Total liabilities	902,765	866,923	804,108	4.1	12.3

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 12,077,846 at March 31, 2017; issued and outstanding 12,153,946 at December 31, 2016; and issued and outstanding 12,962,960 at March 31, 2016	121	122	130	(0.8)	(6.9)
Additional paid-in capital	113,517	114,021	125,447	(0.4)	(9.5)
Retained earnings	77,562	75,833	77,053	2.3	0.7
Accumulated other comprehensive (loss) income, net of tax	(980)	(1,237)	985	20.8	(199.5)
Unearned employee stock ownership plan (ESOP) shares	(11,683)	(11,847)	(12,352)	1.4	5.4

Total shareholders' equity	178,537	176,892	191,263	0.9	(6.7)

Total liabilities and shareholders' equity	$1,081,302	$1,043,815	$995,371	3.6%	8.6%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)
	Quarter Ended			Three	One
	March 31,	December 31,	March 31,	Month	Year
	2017	2016	2016	Change	Change
INTEREST INCOME
Interest and fees on loans receivable	$7,479	$7,193	$6,047	4.0%	23.7%
Interest on mortgage-backed and related securities	1,298	1,072	1,356	21.1	(4.3)
Interest on investment securities	580	617	714	(6.0)	(18.8)
Interest on deposits and other	21	11	13	90.9	61.5
FHLB dividends	30	27	31	11.1	(3.2)
Total interest income	9,408	8,920	8,161	5.5	15.3

INTEREST EXPENSE
Deposits	718	696	558	3.2	28.7
Borrowings	585	556	597	5.2	(2.0)
Total interest expense	1,303	1,252	1,155	4.1	12.8

Net interest income	8,105	7,668	7,006	5.7	15.7

PROVISION FOR LOAN LOSSES	215	410	—	(47.6)	100.0

Net interest income after provision for loan losses	7,890	7,258	7,006	8.7	12.6

NONINTEREST INCOME
Loan and deposit service fees	821	889	844	(7.6)	(2.7)
Mortgage servicing fees, net of amortization	69	56	72	23.2	(4.2)
Net gain on sale of loans	284	160	20	77.5	1,320.0
Increase in cash surrender value of bank-owned life insurance	178	193	37	(7.8)	381.1
Income from death benefit on bank-owned life insurance, net	768	—	—	100.0	100.0
Other income	81	31	78	161.3	3.8
Total noninterest income	2,201	1,329	1,051	65.6	109.4

NONINTEREST EXPENSE
Compensation and benefits	4,530	3,802	3,645	19.1	24.3
Real estate owned and repossessed assets (income) expenses, net	(50)	13	15	(484.6)	(433.3)
Data processing	597	687	686	(13.1)	(13.0)
Occupancy and equipment	985	1,002	899	(1.7)	9.6
Supplies, postage, and telephone	198	170	161	16.5	23.0
Regulatory assessments and state taxes	133	100	100	33.0	33.0
Advertising	179	160	199	11.9	(10.1)
Professional fees	371	324	421	14.5	(11.9)
FDIC insurance premium	54	7	108	671.4	(50.0)
Other	501	615	628	(18.5)	(20.2)
Total noninterest expense	7,498	6,880	6,862	9.0	9.3

INCOME BEFORE PROVISION FOR INCOME TAXES	2,593	1,707	1,195	51.9	117.0

PROVISION FOR INCOME TAXES	429	519	298	(17.3)	44.0

NET INCOME	$2,164	$1,188	$897	82.2%	141.2%

Basic and diluted earnings per share	$0.20	$0.11	$0.07	81.8%	185.7%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)
	Nine Months Ended		One
	March 31,		Year
	2017	2016	Change
INTEREST INCOME
Interest and fees on loans receivable	$21,391	$17,315	23.5%
Interest on mortgage-backed and related securities	3,494	3,909	(10.6)
Interest on investment securities	1,846	2,279	(19.0)
Interest on deposits and other	45	47	(4.3)
FHLB dividends	92	76	21.1
Total interest income	26,868	23,626	13.7

INTEREST EXPENSE
Deposits	2,061	1,569	31.4
Borrowings	1,683	1,994	(15.6)
Total interest expense	3,744	3,563	5.1

Net interest income	23,124	20,063	15.3

PROVISION FOR LOAN LOSSES	975	—	100.0

Net interest income after provision for loan losses	22,149	20,063	10.4

NONINTEREST INCOME
Loan and deposit service fees	2,623	2,655	(1.2)
Mortgage servicing fees, net of amortization	188	187	0.5
Net gain on sale of loans	713	88	710.2
Net gain on sale of investment securities	—	856	(100.0)
Increase in cash surrender value of bank-owned life insurance	541	59	816.9
Income from death benefit on bank-owned life insurance, net	768	—	100.0
Other income	141	347	(59.4)
Total noninterest income	4,974	4,192	18.7

NONINTEREST EXPENSE
Compensation and benefits	12,492	10,626	17.6
Real estate owned and repossessed assets expenses (income), net	2	(362)	100.6
Data processing	2,048	1,994	2.7
Occupancy and equipment	2,884	2,620	10.1
Supplies, postage, and telephone	518	500	3.6
Regulatory assessments and state taxes	367	377	(2.7)
Advertising	468	640	(26.9)
Professional fees	1,052	1,320	(20.3)
FDIC insurance premium	180	331	(45.6)
FHLB prepayment penalty	—	779	(100.0)
Other	1,827	1,635	11.7
Total noninterest expense	21,838	20,460	6.7

INCOME BEFORE PROVISION FOR INCOME TAXES	5,285	3,795	39.3

PROVISION FOR INCOME TAXES	1,282	957	34.0

NET INCOME	$4,003	$2,838	41.1%

Basic earnings per share	$0.36	$0.24	50.0%
Diluted earnings per share	$0.35	$0.24	45.8

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited)
	As of or For the Quarter Ended (unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Performance ratios: (1)
Return on average assets	0.80%	0.46%	0.26%	0.46%	0.37%
Return on average equity	4.85	2.61	1.37	2.42	1.88
Average interest rate spread	3.01	2.95	2.88	2.90	2.86
Net interest margin (2)	3.18	3.12	3.06	3.08	3.06
Efficiency ratio (3)	72.8	76.5	84.8	79.8	85.2
Average interest-earning assets to average interest-bearing liabilities	133.5	134.0	137.2	136.7	138.0

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.2%	0.2%	0.3%	0.3%	0.4%
Nonperforming loans to total loans (5)	0.3	0.4	0.4	0.5	0.7
Allowance for loan losses to nonperforming loans (5)	354.5	322.7	268.1	222.3	180.4
Allowance for loan losses to total loans	1.2	1.2	1.2	1.2	1.2
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios:
Equity to total assets at end of period	16.5%	16.9%	18.1%	18.8%	19.2%
Average equity to average assets	16.5	17.4	18.7	19.0	19.8
_______________
(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.